 Exhibit 99.1

Straight Path Communications Secures $17.5 Million from Investors Led by Clutterbuck Capital Management

Glen Allen, VA (Feb. 7, 2017) – Today, Straight Path Communications Inc. (NYSE MKT: STRP) announced it has secured $17.5 million in new debt financing, expanding the company’s options as it continues to explore strategic alternatives for the company. The all-new funding comes from a syndicate of investors, led by affiliates of long-term shareholder Clutterbuck Capital Management LLC. The loan is senior secured and the lenders have initially received approximately 252,000 warrants with a strike price at $34.70, as part of the financing package. Further details of the financing can be found in the related 8-K filing and exhibits we filed for the financing.

“We are highly encouraged by Straight Path’s recent FCC settlement and its unique position as the most significant holder of newly regulated, commercially available 5G spectrum. We are glad to help finance the company at this critical juncture, and we look forward to seeing the positive developments continue.” said Robert Clutterbuck, Managing Partner at Clutterbuck Capital Management LLC.

“This investment is timely and enables us to move quickly to explore the exciting opportunities in the rapidly expanding 5G sphere and broader wireless industry,” said Straight Path Communications CEO Davidi Jonas. “Our obligations over the next 9 months to the FCC are covered, and we can now turn our focus to exploring strategic alternatives for the company in order to maximize shareholder value.”

About Straight Path Communications Inc. (STRP)

Straight Path (NYSE MKT: STRP) holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: www.straightpath.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and our other periodic filings with the SEC (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Straight Path Communications Inc.

Yonatan Cantor, 804-433-1523

yonatan.cantor@straightpath.com

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